Exhibit 23.02
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 17, 2006, with respect to the consolidated financial statements of Double-Take Software S.A.S. (formerly named Sunbelt System Software S.A.S.) as of and for the years ended December 31, 2005 and 2004 included in the Registration Statement (Form S-1 No. 333-136499) and related Prospectus of Double-Take Software Inc. for the registration of shares of its common stock.
Paris-La Défense, France
October 31, 2006
Ernst & Young Audit
Represented by Laure-Hélène de la Motte